Exhibit 14.1

LEAF GROUP LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Leaf Group Ltd. (formerly known as Demand Media, Inc.,  the “Company”) consistent with the highest standards of business ethics.   To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.  This Code of Business Conduct and Ethics has been updated to reflect the new name of the Company as of November 9, 2016.

This Code applies to all of our directors, officers and other employees.  We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires.  In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face.  If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help.  We encourage you to contact your supervisor for help first.  If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Human Resources Department or Legal Department.  The Company has also established an Ethics Helpline that is available 24 hours a day, 7 days a week at the following toll-free number (866) 851-4841, which will also be posted in the Company’s offices.  You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns.  You may also go to the Ethics Helpline’s website if you want to alert the Company to an ethical concern, which can be found at http://leafgroup.silentwhistle.com.   Again you may do so anonymously.

Reporting Violations of the Code

All employees and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company.  If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor.  Your supervisor will contact the Legal Department, which will work with you and your supervisor to investigate your concern.  If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Legal

Department directly.  You may also report known or suspected violations of the Code on the Ethics Helpline that is available 24 hours a day, 7 days a week at a toll-free number posted in the Company’s offices.  You may also go to the Ethics Helpline’s website.  You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline or on the ethics site, although providing your identity may assist the Company in investigating your concern.    All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Legal Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Company policy that any employee or director who violates this Code will be subject to appropriate discipline, which may include termination of employment or removal from the Board of Directors, as appropriate.  This determination will be based upon the facts and circumstances of each particular situation.  If you are accused of violating this Code you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline.  Employees and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms.  The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community.  Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee or director who, in good faith, seeks help or reports known or suspected violations.  Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.  Waivers of this Code for other employees may be made only by our Chief Executive Officer or Legal Department and reported to our Audit Committee.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s or director’s private interest interferes, or appears to interfere, with the interests of the Company as a whole.  You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut.  The following situations are examples of conflicts of interest:

•

Outside Employment.  No employee should be employed by, serve as a director of, or provide any services to a company that the individual knows or suspects is a material customer, supplier or competitor of the Company.

•

Improper Personal Benefits.  No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company.  For instance, no employee should be making side deals with the Company’s customers in which the employee is getting separately compensated by the customer or a third party.

Please also see “Gifts and Entertainment” below for additional guidelines in this area.

•

Financial Interests.  No employee should have a significant financial interest (ownership or otherwise) in any company that the individual knows or suspects is a material customer, supplier or competitor of the Company.  A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•

Loans or Other Financial Transactions.  No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that the individual knows or suspects is a material customer, supplier or competitor of the Company.  This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•

Service on Boards and Committees.  No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•

Actions of Family Members.    The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.  For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

For purposes of this Code, a company is a “material” customer if the company has made payments to the Company in the past year in excess of $120,000.  A company is a “material” supplier if it has received payments from the Company in the past year in excess of $120,000.  If you are uncertain whether a particular company is a material customer or supplier, please contact the Legal Department for assistance.

Conflict of interest issues concerning the Company’s directors will be addressed by the Company’s Audit Committee.

Disclosure of Conflicts of Interest

The Company requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest.  If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Legal Department.  Your supervisor and the Legal Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it.  Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises.  If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.  No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company while employed by us.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue.  Your supervisor will contact the Legal Department and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.  If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code; provided that any pursuit of such business opportunity shall not interfere in any way with or otherwise interrupt your work, duties and responsibilities as an employee or director of the Company.

CONFIDENTIAL INFORMATION

Employees and directors have access to a variety of confidential information regarding the Company.  Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.   Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated.  An employee’s obligation to protect confidential information continues after he or she leaves the Company.  Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors.  Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers and Strategic Partners

Our business success depends upon our ability to foster lasting customer relationships with our customers and strategic partners.  The Company is committed to dealing with customers and strategic partners fairly, honestly and with integrity.  Specifically, you should keep the following guidelines in mind when dealing with customers and strategic partners:

•

Information we supply to customers and strategic partners should be accurate and complete to the best of our knowledge.  Employees should not deliberately misrepresent information to customers and strategic partners.

•

Employees should not refuse to sell, service or maintain products or services the Company provides simply because a customer or strategic partner is buying products or services from another supplier or a strategic partner has a relationship with a competitor.

•	Customer and strategic partner entertainment should not exceed reasonable and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers.  This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors.  Employees dealing with suppliers should carefully guard their objectivity.  Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his or her objective assessment of the supplier’s products and prices.  Employees can give or accept promotional items of reasonable value or moderately scaled entertainment within the limits of responsible and customary business practice.  Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace.  Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.  Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.  For further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice.  Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners.  Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions. In no event may any gift in the form of marketable securities, cash or cash equivalents (such as Visa gift cards) be accepted or offered (other than in customary circumstances, such as weddings or funerals).

It is your responsibility to use good judgment in this area.  As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only to the extent that they comport with reasonable and customary business practices.  Gifts or entertainment will be considered to comport with reasonable and customary business practices if: (a) it is of a type that is customary, considering the job duties, job title, and seniority of the person to whom the gift is offered, and (b) accepting the gift or entertainment serves primarily to enhance the business relationship with the provider of the gift or entertainment.

All gifts and entertainment expenses should be properly accounted for on expense reports.  The following specific examples may be helpful:

•	Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•	The items are of reasonable value; and

•	A primary purpose of the meeting or attendance at the event is business related.

Entertainment of reasonable value may include food and tickets for sporting and cultural events.

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of reasonable value.

•

Personal Gifts.  You may accept or give personal gifts of reasonable value (not to exceed $200 in face value in a calendar year to or from the same organization) that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or holiday.  A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.  See “The

Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally”  for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines.  If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor.  Your supervisor will bring the gift to the attention of the Legal Department, who may require you to donate the gift to an appropriate community organization.  If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Legal Department for additional guidance.

Note:  Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees or representatives of the U.S., state, local or foreign governments.  If you have any questions about this policy, contact your supervisor or the Legal Department for additional guidance.  For a more detailed discussion of special considerations applicable to dealing with the U.S., state, local and foreign governments, see “Interactions with the Government.”

COMPANY RECORDS

Accurate and reliable records are crucial to our business.  Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning.  Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects.  Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited.  You are responsible for understanding and complying with our record keeping policy.  Ask your supervisor if you have any questions.

PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property;

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor;

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes;

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems.  Company property also includes all written communications.  Employees and other users of this property should have no expectation of privacy with respect to these communications and data.  To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.  These communications may also be subject to disclosure to law enforcement or government officials.  (NOTE:  Please see the Company’s Employee Handbook for more information regarding the Company’s policies and procedures regarding the use of Company property)

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations.  Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations.  Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable.  These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations.  These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.  You are expected to understand and comply with all laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

INTERACTIONS WITH THE GOVERNMENT

To the extent that the Company may conduct business with the U.S., state and local governments and the governments of many foreign countries, the Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions.  If you interact with the government, you should:

•	Be forthright and candid at all times. No employee or director should intentionally misstate or omit any material information from any written or oral communication with the government.

•	Exercise extreme care in maintaining records for and allocating costs to government contracts. Costs incurred on one government project should not be charged against another government project.

•	Ensure that all required written submissions are made to the government and are timely, and that all written submissions, whether voluntary or required, satisfy applicable laws and regulations.

•	You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Legal Department.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees and directors to participate in the political process as individuals and on their own time.  However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates.  It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Legal Department.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

•

Use of Company Facilities.  The Company’s facilities generally may not be used for political activities (including fundraisers or other activities related to running for office).  However, the Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Legal Department.

•

Use of Company Name.  When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company.  For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and with your own resources and time.  Please contact the Legal Department if you have any questions about this policy.

Compliance with Antitrust Laws

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition.  Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.”  All employees should be familiar with the general principles of the U.S. antitrust laws.  The following is a summary of actions that are violations of U.S. antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.
•	Limitation of Supply. The Company may not agree with its competitors to limit its quantity or type of production or restrict the supply of its services.
•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.
•	Monopolies. The Company may not engage in any behavior that can be construed as an attempt to monopolize.
•

Boycott.  The Company may not agree with its competitors to refuse to sell or purchase products or services from third parties.  In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•

Tying.  The Company may not require a customer to purchase a product or service that it does not want as a condition to the sale of a different product or service that the customer does wish to purchase.

•

Price Discrimination.  The Company may under some circumstances be prohibited from charging similarly situated customers different prices for the same good or service.  Consult with the Legal Department before undertaking any such pricing programs.

Meetings with Competitors

Employees should exercise caution in meetings with competitors.  Any meeting with a competitor may give rise to the appearance of impropriety.  As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Legal Department, unless such meeting serves a valuable and legitimate business purpose not outweighed by any risk of impropriety or antitrust risk, in such case prior approval of the Legal Department is not required.  You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time.  You should create and circulate agendas in advance of any such meetings, and the contents of your meeting should be fully documented.  Specifically, you should avoid any communications with a competitor regarding any of the topics or matters set forth below, unless such communications serves a valuable and legitimate business purpose not outweighed by any risk of impropriety or antitrust risk:

•	Prices;
•	Costs;
•	Market share;
•	Allocation of sales territories;
•	Profits and profit margins;
•	Supplier’s terms and conditions;
•	Product or service offerings;
•	Terms and conditions of sale;
•	Bids for a particular contract or program;
•	Selection, retention or quality of customers;
•	Distribution methods or channels;
•	Marketing strategies;
•	Future development plans or product roadmaps; or
•	Other subjects relating to or affecting the production or sale of products to existing or prospective customers.

If you participate in a meeting with a competitor in which any of the above topics are broached and which were not part of the intended purpose of the meeting, you should affirmatively end the discussion, and you should state your reasons for doing so.  During meetings with competitors, avoid sharing or obtaining confidential information from the competitor.  Also avoid statements that could be construed as unfair acts such as harassment, threats or interference with the competitors’ existing contractual relationships.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present.  Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda.  At such meetings, you should not discuss the restricted topics listed above, the Company’s pricing policies or other competitive terms, plans for new or expanded products, services or facilities or any other proprietary, competitively sensitive information.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms.  Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Legal Department promptly for assistance, approval and review.

COMPLIANCE WITH INSIDER TRADING LAWS

Company employees and directors are prohibited from trading in the Company’s stock or other securities while in possession of material, non-public information about the Company or its subsidiaries.  In addition, Company employees and directors are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material, non-public information.  Employees and directors who obtain material, non-public information about another company in the course of their duties are prohibited from trading in the stock or securities of that other company while in possession of such information or “tipping” others to trade on the basis of such information.  Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.  You are required to read carefully and observe our Insider Trading Compliance Program, as amended from time to time.  Please inform your supervisor or a principal financial officer if you do not have a copy of our Insider Trading Compliance Program.

PUBLIC COMMUNICATIONS AND REGULATION FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community.  What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively.  Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.  To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department.  The Investor

Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”).  Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public.  “Securities market professionals” generally include analysts, institutional investors and other investment advisors.  You are required to read carefully and comply with our Policy Statement Containing Guidelines for Corporate Disclosures, as amended from time to time.  Please inform your supervisor or the Legal Department if you do not have a copy of our Policy Statement Containing Guidelines for Corporate Disclosures.

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees, directors and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any government official, political party, candidate for political office or official of a public international organization.  Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials.  This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials.  Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action.  Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion.  For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs.  To ensure legal compliance, any facilitation payments, whether or not covered by the FCPA, must receive prior written approval from the Legal Department and must be clearly and accurately reported as a business expense.

Other Laws Governing our Business

The Company’s business may be subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements.

Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws.  These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions.  Questions and requests for assistance should be directed to the Legal Department.

The Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and certain of their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly with the United States.  Boycott laws often change and must be closely monitored.  To ensure compliance, any boycott issue must be referred to the Legal Department.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business.  Company employees and directors must comply with all applicable environmental, health and safety laws, regulations and Company standards.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment.  You should contact the Legal Department if you have any questions about the laws, regulations and policies that apply to you.

Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures.  You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.  Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment.  Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Health and Safety

The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees.  All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs.  If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business.  The following is intended to be a summary of our employment policies and procedures.  Copies of the Company’s detailed policies, including its Employee Handbook, are available from the Human Resources Department.  Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy, and collective bargaining.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment.  You should contact the Legal Department or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.  The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees.  Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department.  All complaints will be treated with sensitivity and discretion.  Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.  Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including termination of employment.  The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place.  All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances.  Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events.  Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company.  Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important.  The Company will not tolerate violence or threats of violence in, or related to, the workplace.  If you experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business you must immediately report the situation to your supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind on Company property or in vehicles, while on the job or off-site while on Company business.  This is true even if you have obtained legal permits to carry weapons.  The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

(NOTE:  Please see the Company’s Employee Handbook for more information regarding the Company’s policies and procedures with respect to its employment practices, approved employee conduct and maintaining a safe and secure work environment.)

CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics.  If you have any questions about these guidelines, please contact your supervisor, the Human Resources Department or the Legal Department, or you may raise any issues with the Ethics Helpline at a toll-free number posted in the Company’s offices or at the Ethics Helpline’s website.  The Company expects all of its employees and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy.  The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.